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                                                                    EXHIBIT 10.4


                          MARKETING SERVICES AGREEMENT


     THIS AGREEMENT (the "Agreement") is effective as of the 30th day of September, 1998, by and between Juno Online Services, L.P. ("Juno"), a limited partnership, organized under the laws of the State of Delaware, having an address at 120 West 45th Street, 15th Floor, New York, New York 10036, on the one hand, and Hartford Fire Insurance Company, a corporation organized under the laws of the State of Connecticut, and its affiliated property/casualty insurance companies, (collectively, "The Hartford"), having an address at Hartford Plaza, Hartford CT 06001, on the other hand (each of Juno and The Hartford is referred to herein as a "Party", and both collectively referred to as the "Parties").

     WHEREAS, Juno provides certain branded online services to subscribers; and

     WHEREAS, The Hartford desires to engage Juno to, among other things, advertise certain of The Hartford's "Personal" lines of insurance to Juno's subscribers, on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1.   DEFINITIONS.

     For the purposes of this Agreement, the following terms shall have the following meanings:

     1.1. "Ad Bundles" shall mean a set of Materials promoting any of the Hartford Products, sent electronically to a Juno Subscriber by means of any of the Juno Services. Ad Bundles include, without limitation, e-mails, banner advertisements, pop-up ads, interstitial ads, Web click-through ads, the interactive forms and screens that support such advertising, and advertising media that may be developed by Juno in the future. Each Ad Bundle will consist of a minimum of [****] scheduled Impressions (it being understood that a particular Juno subscriber may not use the Juno Services with sufficient frequency to have all [****] impressions per Ad Bundle actually displayed), unless both parties agree to a lower number. Ad Bundles do not include any portion of an Internet site managed solely by The Hartford.

     1.2. "Co-Developed Program" shall mean any program in which Juno and The Hartford participate jointly and which displays the trademarks, names, logos, or other identifiers

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of each of Juno and The Hartford. Co-Developed Programs include (without limitation) any jointly developed Ad Bundle, Internet site, e-mail application, toll free number or other process.

     1.3. "Hartford Products" shall mean, collectively, The Hartford's Personal Lines policies.

     1.4. "Impression" shall mean a single showing of a Material or aggregation of Materials transmitted to and displayed to a Juno Subscriber as a single screen or portion of a screen displayed on a Juno Service or as part of a Co-Developed Program.

     1.5. "Juno Services" shall mean the online services provided by Juno to the Juno Subscribers, including without limitation electronic mail, Juno Gold, Juno Web, and such future services that support advertising as may be developed by Juno.

     1.6. "Juno Subscriber" shall mean any individual who subscribes to one or more of the Juno Services.

     1.7. "Materials" shall mean any text, images, software, multimedia elements, or any other items provided by a Party in connection with the development or implementation of any Co-Developed Program.

     1.8. "Minimum Payment" shall have the meaning set forth in Section 5.2 of this Agreement.

     1.9. "New Policyholder" shall mean an individual who purchases a Hartford Product after viewing and responding through the Co-developed Program to an Impression, an Ad Bundle, or any portion of a Co-Developed Program.

     1.10. "Personal Lines" shall mean each of the following Hartford policies: automobile insurance, homeowners' insurance, home-based business insurance, personal umbrella insurance, and such future Personal Lines insurance products as by mutual agreement of the Parties may be offered by The Hartford through the Co-Branded Program.

     1.11. "Relationship" shall mean the relationship between Juno and The Hartford created by this Agreement.

     1.12. "Response Rate" shall mean the number of Juno Subscribers receiving a premium quote for a Hartford Product during a given period, divided by the number of Juno Subscribers who receive and have had displayed to them at least one Impression of a Hartford/Juno Ad Bundle or any other Co-Developed Program during that same period.

     1.13. "Subscriber Data" shall mean all data, information, and records collected and/or maintained by Juno regarding the Juno Subscribers.


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     1.14. "Variable Payment" shall have the meaning set forth in Section 5.3 of this Agreement.

     1.15. "Active Juno Subscriber" shall mean any Juno Subscriber who has used any of the Juno Services during the previous [****] days.

     1.16. "Joint Materials" shall mean any text, images, software, multimedia elements, or any other items that have been jointly developed by the parties in connection with the development or implementation of any Co-Developed Program, but shall not include (i) any software, technology, or other intellectual property developed for, or used in connection with, the provision of the Juno Services, or (ii) shall not include any software, technology, or other intellectual property developed for, or used in conjunction with, the provision of The Hartford's insurance products and services, whether or not developed and used with input from Juno.

2. SERVICES. DURING THE TERM OF THIS AGREEMENT, JUNO SHALL DO THE FOLLOWING (COLLECTIVELY, THE "MARKETING SERVICES"):

     2.1. AD BUNDLES. Subject to the provisions of Section 5.6 herein, develop [****] mutually acceptable Ad Bundles per year in accordance with the schedule set forth on Attachment A to this Agreement, including developing mutually acceptable ad creatives and campaign initiatives. The Hartford will have a right of final approval over all ad creatives. The Hartford will provide reasonable support regarding the design and development of the Ad Bundles, including coordination with The Hartford's advertising agency or agencies, assistance in creative themes, and assistance with analysis of results.

     2.2. ANNOUNCEMENT TO JUNO SUBSCRIBERS. Subject to the provisions of Section
3.2 herein, announce and advertise the Relationship, with a goal of enhancing Juno's affinity relationship with the Juno Subscribers.

     2.3. SEGMENTATION. Work with a mutually agreeable third party to allow The Hartford to analyze the Subscriber Data according to The Hartford's segmentation rules and screening criteria ("Segmentation") in a manner that protects the privacy of the Juno Subscribers, complies with Juno's privacy policies, and complies with The Hartford's confidentiality obligations hereunder. Upon mutual agreement of the Parties, either Party may perform Segmentation in lieu of a third party. Segmentation will be performed four times per year according to a schedule to be mutually agreed upon by the Parties in writing, and The Hartford shall be solely responsible for all costs associated with Segmentation.

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     2.4. TARGETED AD BUNDLE DELIVERY.

          (a) Commencing in 1999, deliver, for planning purposes, an average of [****] Ad Bundles in each full calendar quarter of the Term to Juno Subscribers targeted by The Hartford based on the results of the Segmentation (and/or other targeting methods employed by the parties), it being understood that Juno Subscribers who are subscribers for less than a full calendar year will have a proportionately smaller number of Ad Bundles delivered to them.

          (b) Upon reasonable notice from The Hartford, use commercially reasonable efforts to coordinate delivery of Ad Bundles with The Hartford's call center capacity, including specifically increasing delivery of Ad Bundles if The Hartford informs Juno that call center capacity is available and decreasing capacity if The Hartford informs Juno that call center capacity is unavailable.

     2.5. BANNERS. Provide [****] banners or flags displaying the Juno logo to be placed in The Hartford's call centers and offices to promote awareness of the Relationship. The Hartford agrees that it will prominently display these banners in its call centers and offices throughout the entire Term of this Agreement.


3.   RELATIONSHIP OF THE PARTIES.

     3.1 ROLE OF JUNO. The parties agree that Juno is not authorized on behalf of The Hartford to sell insurance, and shall not engage, in the business of selling insurance on behalf of The Hartford, nor is it authorized to act in any manner as an insurance agent, broker, solicitor or in any related capacity on behalf of The Hartford. The parties agree that Juno's function as contemplated by this Agreement shall be limited solely to providing an advertising medium for conveying information about Hartford Products to Juno Subscribers. It is further understood that Juno is not an agent of The Hartford and that Juno shall perform no agency functions related to the sale, processing or underwriting of insurance policies that are the subject of this Agreement.

     3.2 EXCLUSIVITY. For the duration of the Term (as defined in Section 10 of this Agreement), The Hartford shall have the exclusive right to advertise Personal Lines insurance in connection with the Juno Services. With regard to the Juno Services and the Juno Subscribers, Juno shall refrain from displaying advertisements, promoting or participating in e-mail campaigns, or providing other support for these types of insurance on behalf of any other company. Without limitation of this Section 3.2, if any third party proposes to Juno to enter into an exclusive advertising relationship for the purposes of promoting life insurance products by means of the Juno Services, Juno will provide The Hartford with a right of first refusal concerning such exclusive advertising relationship. Pursuant to such right of first refusal, The

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Hartford will have ten (10) business days from Juno's notice of such proposal, in which to present to Juno an alternative proposal. Nothing herein shall obligate Juno to accept or negotiate The Hartford's alternative proposal.

     3.3 PUBLICITY; USE OF MARKS.

          (a) The timing and content of any press release regarding any aspect of this Agreement (whether in electronic, print, or other media) shall be subject to the prior written approval of both Parties.

          (b) Except as explicitly provided in this Agreement, neither Party shall, without the other Party's prior written approval, use in any advertising, public announcement, press release or any other promotional endeavor any mark, name, trademark, logo, or identifier (collectively, "Marks") or represent, directly or indirectly, that any product or service provided by such Party has been approved or endorsed by the other Party. No provision of this Agreement shall be deemed to grant either Party any rights in the other Party's Marks.

          (c) The Parties agree that Juno will specifically be permitted to share summaries of the Relationship with potential investors who have executed a non-disclosure agreement with Juno, and that The Hartford will specifically be permitted to share summaries of the Relationship with business entities which have executed a non-disclosure agreement with the Hartford and are not "competitors" of Juno (defined as any company who provides e-mail service or dial-up ISP service), except with the express written permission of Juno.

          (d) Juno may show depictions of any of the Materials and identify The Hartford in connection with Juno's own marketing materials during the Term.

     3.4 COMPLIANCE WITH INSURANCE LAWS. For aspects of the Relationship that may be subject to insurance regulation or law, Juno agrees to use its reasonable commercial efforts to adhere to The Hartford's policies; provided that Juno receives prior written notice of each such policy. Without limitation of the foregoing, each Party agrees that it will comply with all laws, rules, and regulations applicable to performance of such Party's obligations under this Agreement. Prior to the commencement of the first transmission by Juno of any Materials under the Co-Developed Program, Hartford will deliver to Juno a written legal opinion, in form and substance reasonably satisfactory to Juno, that the transmission of Materials by Juno as contemplated under the Agreement and the receipt of One-Time Acquisition Fees and Ongoing Royalties by Juno as contemplated under the Agreement do not require Juno to be registered or licensed by the applicable insurance regulatory authority in any state or jurisdiction in which the Parties intend to advertise the Co-Developed Program. The parties agree that any failure by Juno to satisfy any such registration or licensing requirements shall not be considered a violation of a law, rule, or regulation that gives rise to Juno's obligations to The Hartford under Section
8.1 of the Agreement.

     3.5. MANAGEMENT OF THE RELATIONSHIP. In order to facilitate decision-making with


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respect to the Relationship, each of the parties shall select one officer at the level of Vice President or higher who shall be designated as that party's relationship manager with respect to the Relationship (the "Relationship Manager"). The parties agree that the Relationship Managers will consult with each other on certain matters, including technical and support issues, sales development and support, marketing and public relations, and product development by The Hartford, to the extent that such matters relate to the Relationship. The parties agree that, during the term of this Agreement, the Relationship Managers shall meet at such times, and in such locations (or by telephone), as they may mutually agree, but not less frequently than once per quarter unless both of the Relationship Managers agree that such a quarterly meeting is not necessary. Each party may replace its Relationship Manager with another officer at the level of Vice President or higher at any time upon written notice to the other party. Within ten business days following execution of the Agreement, each of the parties will deliver written notice to the other Party designating its Relationship Manager. The Hartford's Relationship Manager or his designated representative shall have final approval rights on all Ad Bundles. The Relationship Managers shall work together to determine the timing, production, and delivery of Ad Bundles.

     3.6 PRODUCTS OFFERED. Juno agrees that The Hartford may change its Personal Lines product offerings or its pricing and underwriting standards at any time, it being understood that the inclusion of any new insurance policy products not falling within the defined parameters indicated by the definition of "Personal Lines" contained herein shall not be subject to the terms set forth by this Agreement, including but not limited to Exclusivity (as per Section 3.2).

     3.7 Confidentiality

          a. Definition of "Confidential Information"

          In order to meet their respective responsibilities under this Agreement, each party may supply the other with certain "Confidential Information." As used herein, "Confidential Information" means all existing customer names, coverages and expirations, underwriting criteria and objectives, technological data and processes, data, reports, interpretations, forecasts and records, including analyses, compilations, studies or other reviews, containing or otherwise reflecting information and concerning the internal affairs of The Hartford and Juno, which has been or may be acquired or developed by each of the respective parties and is not available to the general public.

          Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement: (i) information that was already in the possession of a party prior to the date of this Agreement, was not acquired or obtained from the other party during the course of negotiations with respect to the subject matter of this Agreement, and was not obtained in violation of a confidentiality agreement; (ii) information which is obtained or was previously obtained by a party from a third person who, insofar as was known, was not prohibited from transmitting the information by a contractual, legal or fiduciary obligation to the other party; (iii) information which is or becomes generally available to the public other than as a result of a breach of this Agreement by the party or its agents or employees (collectively


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hereinafter its "Agents").

          b. Duty to Preserve Confidentiality

          Hartford and Juno agree that the Confidential Information of each party will be held and treated by the other and its Agents in confidence and will not, except as hereinafter provided, without the prior written consent of the affected party, be disclosed by the other party or its Agents in any manner whatsoever, in whole or in part to any person. Moreover, each party further agrees (i) to disclose Confidential Information of the other party only to its Agents who need to know the Confidential Information to further the objectives of this Agreement and who will be advised of this Agreement and agree to be bound by the terms of the Agreement; (ii) that the disclosing party shall be satisfied that such Agents will act in accordance herewith; and (iii) that, in any event, each party shall be responsible for any breach of this Agreement by its Agents. The Hartford further acknowledges that the service agreement pursuant to which Juno provides the Juno Services to the Juno Subscribers (as such may be amended from time to time, the "Service Agreement") embodies certain terms and conditions governing the use of and disclosure by Juno of information relating to the Juno Subscribers. The Hartford acknowledges that, notwithstanding any other term of this Agreement, under no circumstances can Juno be required to provide information to The Hartford about Juno Subscribers in a manner that would violate the restrictions set forth in the Service Agreement or that would violate applicable law or regulation.



4.   ADDITIONAL MARKETING EFFORTS.


     4.1 IDENTIFICATION OF NEW POLICYHOLDERS. In order to permit Juno to measure Response Rates under this Agreement, and to permit Juno to receive appropriate credit and payments for New Policyholders under this Agreement, The Hartford will during the Term of this Agreement and for a period of 6 months thereafter
(i) implement one or more separate 800 or other toll-free number as a means for response to the Co-Developed Program; (ii) implement one or more e-mail address or postal addresses for responses to the Co-Developed Program to the extent that e-mail and/or postal mail might be utilized as a response mechanism; (iii) take other steps (including without limitation instructing customer service representatives to record whether telephone callers to The Hartford's general call center learned of The Hartford's Products as a result of the Co-Developed Program) designed to identify those policyholders who might be New Policyholders.

     4.2 ADDITIONAL TARGETED SUBSCRIBERS. The Parties acknowledge their desire to (i) advertise [****]-endorsed Personal Lines to Juno Subscribers who are also members of the [****]; and (ii) advertise Personal Lines to Juno Subscribers who state a preference to work with an independent agent. The Parties agree to use good faith efforts to reach mutually acceptable terms

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under which such marketing would be included in the Relationship. Both parties understand that the One-Time Acquisition Fee and Ongoing Royalty may differ for such policies.

     4.3 INSURANCE MALL. Upon mutual agreement of Juno and The Hartford or if, at any time after five calendar quarters, the cumulative Response Rate is less than [****]%, The Hartford may establish a program in which it sells insurance products, substantially similar to the Personal Lines, from multiple carriers to Juno Subscribers (such facility, the "Insurance Mall"). Sales of insurance products by means of the Insurance Mall will be subject to the terms and conditions of this Agreement. If the Insurance Mall is established, The Hartford or any other mutually acceptable participating carrier shall pay Juno any One-Time Acquisition Fees and Ongoing Royalties due hereunder. The Hartford agrees to cause each participating carrier that is mutually acceptable to the Parties to execute an agreement with Juno which is substantially similar in form and substance to this Agreement. Juno will have approval rights of all participating carriers, but agrees not to unreasonably withhold approval of insurance companies rated equal to or better The Hartford's rating as of the date of execution of this Agreement. Juno will have sole approval and control over the branding and artistic and editorial content of any such Insurance Mall.

5.   FEES AND PAYMENTS.

     5.1. PAYMENT AND REPORTS. By the day before the first day of each fiscal quarter during the Term, the Hartford shall pay to Juno the Guaranteed Advertising Commitment and the Marketing Allowance for such quarter on a non-refundable basis. Thirty days after the end of each fiscal quarter during the Term, The Hartford shall pay to Juno the Ad Transmission Allowance, and the amount, if any, by which the Variable Payment for such quarter exceeds the Minimum Payment for such quarter. Together with such payment, The Hartford will provide Juno with the number of New Policyholders acquired during each such calendar quarter, together with a detailed calculation of applicable amounts payable as described herein (including without limitation, a calculation of the Minimum Payment and Variable Payment for such quarter) and such other information as Juno may reasonably request.

     5.2. MINIMUM PAYMENT. The non-refundable Minimum Payment for each calendar quarter shall be the sum of the following:

          (a) A guaranteed advertising commitment (the "Guaranteed Advertising Commitment") of $[****], calculated by dividing $[****] into [****] equal quarterly payments; plus

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          (b) An allowance (the "Marketing Allowance") which is an advance against the One-Time Acquisition Fees and the Ongoing Royalty Fees, of $[****] per quarter, plus any applicable Additional Bundle Fees for any Additional Bundles (as defined in Section 5.5 of this Agreement) developed during any such quarter less any discount on Ad Bundles (as described in Section 5.6 of this Agreement), to defray any and all marketing and creative media development costs (specifically including Juno advertising media developed during the Term) including but not limited to creative design, market testing, data analysis, and modification of ads; plus

          (c) The Ad Transmission Allowance, to cover Juno's ad transmission costs, shall be mutually agreed upon by the Parties for each calendar year by October 31 of the preceding year. For calendar years 1998 and 1999, the Ad Transmission Allowance shall be $[****] per 1,000 transmissions. In subsequent calendar years, the parties will equitably and proportionally quarterly adjust the Ad Transmission Allowance to reflect any changes in the planned number of recipients of Ad Bundles and/or Juno's data transmission costs. The initial e-mail to Juno Subscribers announcing the Relationship does not constitute transmission of an Ad Bundle, and therefore such initial e-mail shall be at Juno's expense.

     5.3. VARIABLE PAYMENTS. The Variable Payment for each quarter will be the sum of (i) all One-Time Acquisition Fees (as defined in Section 5.3(a)) earned by Juno from the Effective Date through such calendar quarter, and (ii) all Ongoing Royalties (as defined in Section 5.3(b)) generated by Juno from the Effective Date through such calendar quarter, it being understood that no Variable Payment shall be owed to Juno with respect to a New Policyholder until such New Policyholder makes his first payment to The Hartford. The Hartford represents and warrants to Juno that The Hartford's standard business practice is to solicit such first payment within thirty days of the effective date of a new insurance policy to a New Policyholder.

          (a) One-Time Acquisition Fees are as follows:

               (i) For each New Policyholder purchasing automobile insurance, a One-Time Acquisition Fee of $[****]. No additional One-Time Acquisition fee shall be paid to Juno if such New Policyholder also purchases another Personal Lines product, whether coincident with or subsequent to the purchase of an automobile insurance policy.

               (ii) For each New Policyholder purchasing a Personal Lines product other than automobile insurance ("Non-Auto"), a One-Time Acquisition Fee of $[****]. If such New Policyholder subsequently purchases automobile insurance from The Hartford as a result of a Co-Developed Program, Juno will receive an additional One-Time Acquisition Fee of $[****].

               (iii) The foregoing One-Time Acquisition Fees are based on the assumption that New Policyholders who purchase only Non-Auto products will comprise less than [****]% of all New Policyholders. In the event that this proportion becomes greater than

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15%, Juno and The Hartford will then agree in good faith on increased One-Time
Acquisition Fees for New Policyholders who purchase Non-Auto products; provided, however, that in no event will such increased One-Time Acquisition Fee exceed $[****].

          (b) Ongoing Royalty Fees are as follows: For each New Policyholder who purchases any Personal Lines policy, The Hartford will pay Juno a royalty of [****]% of written premiums on each Personal Lines policy purchased by such person for as long as he retains such Personal Line policy or seven years following the expiration or termination of this Agreement. This royalty will be increased by [****]% for each calendar year for which the Response Rate from Juno Subscribers exceeds [****]% (e.g. if the 1999 Response Rate exceeds [****]%, then Juno receives a royalty of [****]% on the Personal Line premiums paid by New Policyholders in 1999, regardless of Response Rates in future years).

          (c) In the event that Juno agrees to advertise insurance products and services of The Hartford other than or in addition to the current Hartford Products, the Parties will mutually agree on an equitable adjustment of the One-Time Acquisition Fees and Ongoing Royalties. The structure and approach used for other portions of the Relationship may serve as a model for such discussions.

     5.4 ADJUSTMENT OF GUARANTEED ADVERTISING COMMITMENT. Following the occurrence of a "Shortfall Event" (as defined below), the amount of the Guaranteed Advertising Commitment shall be adjusted in accordance with this
Section 5.4.

          (a) A "Shortfall Event" shall be deemed to have occurred with respect to a calendar quarter only if (i) the aggregate number of Active Juno Subscribers during that calendar quarter is less than [****] AND (ii) during a "Cure Period" comprising the following two successive calendar quarters, the aggregate number of Active Juno Subscribers is less than [****] during each of such two successive calendar quarters. The last day of the Cure Period shall be referred to as the "Shortfall Effective Date". The difference between (i) [****] and (ii) the aggregate number of Active Juno Subscribers during the calendar quarter in question shall be referred to as the "Shortfall Amount."

          (b) If a Shortfall Event has occurred, the Guaranteed Advertising Commitment of $[****] for all calendar quarters beginning after the Shortfall Effective Date shall be reduced (but in no event below zero) by [****]% for every [****] Active Juno Subscribers in the Shortfall Amount. (Solely for purposes of illustration, if the aggregate number of Active Juno Subscribers were 1.9 million during a particular calendar quarter, the Guaranteed Advertising Commitment of $[****] for all calendar quarters after the Shortfall Effective Date would be reduced by $[****], or [****]%.)

          (c) Notwithstanding subsection (b) above, if, during any two consecutive calendar quarters commencing after the Effective Date, the aggregate number of Active Juno

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Subscribers equals or exceeds [****] during each of such two calendar quarters, then the Guaranteed Advertising Commitment shall be restored to $[****] for the remainder of the Term, commencing on the first calendar quarter thereafter.

          (d) For the avoidance of doubt, the adjustments described in this
Section 5.4 shall apply only to the Guaranteed Advertising Commitment, and shall not affect or reduce The Hartford's obligations with respect to the Marketing Allowance, the Ad Transmission Allowance or any of the Variable Payments.

     5.5 NO PAYMENTS ON PRIOR POLICYHOLDERS. In no event shall any provision of this Agreement obligate The Hartford to pay the One-Time Acquisition Fees or Ongoing Royalties as described in Section 5.3 (a) and 5.3 (b) to Juno in connection with (a) any Juno Subscriber who purchased an automobile insurance policy or Personal Line policy of The Hartford prior to the Effective Date of this Agreement, which policy remains in effect; or (b) any Juno Subscriber who becomes a New Policyholder through a distribution channel other than a Co-Developed Program. Examples of other distribution channels of The Hartford include [****], other Affinity programs, and Independent Agents. However, should such a Juno Subscriber subsequently purchase any Hartford Product as a result of a Co-Developed Program, the Ongoing Royalties set forth in this Agreement will apply to each such purchase.

     5.6 TERMINATED POLICIES. All earned One-Time Acquisition Fees will be due and payable to Juno regardless of whether the New Policyholder cancels a Hartford Product, and applicable Ongoing Royalties will be due and payable until such cancellation.

     5.7 FEES FOR ADDITIONAL AD BUNDLES. In the event that The Hartford desires more than [****] Ad Bundles in any calendar year, Juno will provide creative design, market testing, data analysis, and modifications for such additional Ad Bundles ("Additional Bundles") in exchange for an additional Marketing Allowance of [****] dollars for each additional Ad Bundle (the "Additional Bundle Fee").

     5.8 DISCOUNT ON AD BUNDLES. On an average basis and for planning purposes, Juno and The Hartford agree to develop three Ad Bundles per quarter and twelve Ad Bundles per calendar year. Juno and The Hartford agree that should The Hartford provide its own ad bundle or portion thereof; or if both parties agree to reduce the number of quarterly Ad Bundles that a reasonable discount to the applicable fees may be determined at that time by both parties in good faith.

     5.9 AUDITS. The Hartford shall maintain complete, detailed and accurate records of all transactions related to the subject matter of this Agreement. Juno or its authorized representative shall have the right to conduct a reasonable inspection of portions of such records for the purpose of verifying amounts payable to Juno hereunder. The Hartford shall promptly pay to Juno any underage determined by or as a result of such audit. Such inspection shall be conducted upon reasonable notice to The Hartford, and in such a manner as to minimize disruption to The

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[****] Confidential treatment has been requested for this portion pursuant to
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Hartford. The Hartford agrees that Juno or its representative shall have the right to make copies of relevant records for further review. If any such audit reveals that The Hartford has underpaid Juno by five percent (5%) of the fees owed to Juno, The Hartford shall immediately pay such fees to Juno together with the costs of the audit. Juno shall maintain complete, detailed and accurate records of all transactions related to the subject matter of this Agreement. The Hartford or its authorized representative shall have the right to conduct a reasonable inspection of portions of such records for the purpose of verifying amounts payable to Hartford hereunder. Juno shall promptly reimburse to The Hartford any overage determined by or as a result of such audit. Such inspection shall be conducted upon reasonable notice to Juno, and in such a manner as to minimize disruption to Juno. Juno agrees that The Hartford or its representative shall have the right to make copies of relevant records for further review. If any such audit reveals that Juno has underpaid The Hartford by five percent (5%) of any fees owed to The Hartford, Juno shall immediately pay such fees to The Hartford together with the costs of the audit.

6.   PROPRIETARY RIGHTS.

     6.1 (a) OWNERSHIP OF MATERIALS. Each Party will maintain sole ownership of all its Materials and any intellectual property rights therein, including without limitation any Materials purchased or licensed from a third party, and the other Party shall have no right, title, or interest therein. Notwithstanding the foregoing, either Party will have the right to use the other Party's Materials only pursuant to the terms and conditions of this Agreement.

     6.1 (b) To the extent that the parties have developed any Joint Materials, the parties agree that ownership of such Joint Materials and any intellectual property rights therein shall belong solely to Juno, but that Juno shall provide to The Hartford a perpetual, non-exclusive, worldwide, non-transferable, royalty-free license to reproduce and distribute such Joint Materials provided that such license to reproduce and distribute such Joint Materials (A) shall be limited to the transmission of advertisements or other marketing or promotional materials for The Hartford Products, and (B) shall not include the right to use the Joint Materials in a manner that is competitive with Juno's business of providing Internet services and e-mail functionality.

     6.2 RESIDUAL RIGHTS. Subject to the provisions of Article 3 governing exclusivity, and the provisions of Article 10 governing post-termination marketing, Juno will have the right to re-use any Materials developed or provided by Juno, on behalf of any other relationship entered into by Juno during the Term or following expiration or termination of this Agreement.

     6.3 RIGHTS CLEARANCE. Each Party shall be responsible for obtaining at its own expense any rights, licenses, or permissions necessary to copy, transmit, distribute, or otherwise use any text, images, software, multimedia elements, or other content provided by such Party (including without limitation for use in any Co-Developed Program, including without limitation Ad Bundles.


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

7.   WARRANTIES.

     7.1. YEAR 2000. Juno represents and warrants to the Hartford that any Juno Services on which Ad Bundles shall be transmitted as part of the Co-Developed Program shall during or after the calendar year 2000 be "Year 2000 Compliant" (as defined below). A Juno Service shall be Year 2000 Compliant if it is capable of doing the following: (i) manage and manipulate data involving dates, including single-century formulas and multi-century formulas, without causing an abnormally ending scenario within the application or result in the generation of incorrect values involving such dates, (ii) ensure that date-related user interface functions and data fields include the indication of century, and (iii) ensure that all date-related functions related to the operation of that Service will include the indication of century.

     7.2. INTELLECTUAL PROPERTY. Each party represents and warrants to the other party that all Materials provided by such party do not now and will not infringe on any third party intellectual property or contractual right.

     7.3. ADDITIONAL MUTUAL REPRESENTATIONS AND WARRANTIES. Each of Juno (with respect to itself) and the Hartford (with respect to The Hartford Fire Insurance Company and its affiliated property and casualty insurers) represents and warrants to the other party hereto as of the date hereof as follows:

     A.   Organization and Authority; No Violation of Other Instruments

          It (in the case of Juno) is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware. They (in the case of the Hartford) are corporations duly organized, validly existing and in good standing under the laws of their respective states of domicile. The parties have all requisite power and authority to execute and deliver this Agreement and to perform the duties contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of the parties enforceable against each party in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by the availability of equitable remedies and defenses.

          The execution and delivery of this Agreement and the performance of the duties contemplated hereby will not (i) violate any provision of the respective certificate of limited partnership or limited partnership agreement (in the case of Juno) or Certificate of Incorporation or bylaws (in the case of the Hartford), (ii) violate any

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

          provision of, or result in the termination of, or the acceleration of (or entitle any party to exercise a right to terminate or accelerate) any obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which either party, singularly or jointly, is a party or by which it is bound, or require the consent of any party thereto or (iii) violate or conflict with any other material restriction of any kind or character to which either party may be subject.

     B.   Judgments, Decrees and Orders

          Neither party is a party to, or subject to, any judgment, decree or order entered in any suit or proceeding brought by a governmental agency, or by any other person, enjoining it in respect of any business practice, the acquisition of any property or the conduct of any business that would have a material adverse effect on their ability to perform their respective obligations under this Agreement.

     C.   Compliance with Laws

          Neither party has been charged or threatened, to the best knowledge of the undersigned officers, with a charge or violation, or is under investigation with respect to a possible violation, of any provision of any laws relating to any aspect of their businesses that would have a material adverse impact on their ability to perform their respective duties under this Agreement. There have been no claims, inquiries, citations, penalties assessed or other proceedings of federal, state or local governmental agencies in respect of either party which relate to any provision of any laws that would have a material adverse effect on their ability to perform their respective duties under this Agreement.

     D.   Completeness of Disclosures

          The representations and warranties of each party contained herein or in any document delivered pursuant hereto are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, truthful.

     7.4. DISCLAIMER OF WARRANTY. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS
ARTICLE 7, JUNO MAKES NO WARRANTY, WHETHER EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR ANY OF THE JUNO SERVICES. SPECIFICALLY, THE HARTFORD ACKNOWLEDGES AND UNDERSTANDS THAT JUNO MAY ENCOUNTER TEMPORARY TECHNICAL OR OTHER DIFFICULTIES WHICH MAKE PROVIDING THE JUNO SERVICE UNFEASIBLE OR REQUIRE JUNO TO

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

ALTER THE CONTENT OR STRUCTURE OF THE JUNO SERVICE IN ITS CURRENT FORM.

8.   INDEMNIFICATION.

     8.1. BY JUNO. Juno will indemnify, defend, and hold harmless The Hartford and its officers, agents, employees, and affiliates from any third party claims, damages, liabilities, costs and expenses, including without limitation reasonable legal fees and expenses, arising out of or related to any claim that Juno has (a) breached any warranty set forth in this Agreement, or(b) violated any law, rule, or regulation applicable to Juno's performance of its obligations hereunder except as specifically provided for in this Agreement.. The Hartford shall have the right, but not the obligation to participate in such defense and to review all documents prepared in connection therewith. The Hartford shall not be bound by any settlement to which it has not consented in writing.

     8.2. BY THE HARTFORD. The Hartford will indemnify, defend, and hold harmless Juno and its partners, officers, agents, employees, and affiliates from any third party claims, damages, liabilities, costs and expenses, including without limitation reasonable legal fees and expenses, arising out of or related to any claim (a) that The Hartford has breached any warranty set forth in this Agreement, (b) that The Hartford has violated any law, rule, or regulation applicable to The Hartford's performance of its obligations hereunder, or (c) arising out of or otherwise related to any Materials, any Hartford Product, or any other product or any related services or information offered, sold, distributed, or otherwise provided by The Hartford. Juno shall have the right, but not the obligation to participate in such defense and to review all documents prepared in connection therewith. Juno shall not be bound by any settlement to which it has not consented in writing.

9.   LIMITATION ON LIABILITY.


Juno's entire liability for direct damages for any claim arising under or related to this Agreement will be limited to amounts actually received by Juno from The Hartford in the six (6) consecutive months immediately prior to the date on which such claim arose. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, THAT THE FOREGOING LIMITATIONS, INCLUDING THE LIMITATION ON LIABILITY FOR DIRECT DAMAGES, SHALL NOT APPLY TO (1) EITHER PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT; OR (2) EITHER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The Hartford agrees that any obligation or liability of Juno arising under or relating to this Agreement shall be without recourse to any partner of Juno, any controlling person thereof and any successor to any such partner or person, and no such partner, controlling person or successor shall have any liability in such capacity for the obligations of Juno. For the avoidance of doubt, each such partner, controlling person and successor is a third party beneficiary of this Agreement.

10.  TERM AND TERMINATION.

     10.1. TERM. The term of this Agreement (the "Term") shall commence on October 1,1998 (the "Effective Date") and continue for [****] calendar quarters thereafter, unless sooner terminated hereunder.

     10.2. TERMINATION WITHOUT CAUSE. Either party may terminate this Agreement at any time with at least ninety (90) days' written notice for any reason or no reason. In the event of such termination, neither Party shall have any liability to the other except as follows:

          (a) If Juno terminates the Agreement pursuant to this Section 10.2, within thirty (30) days following such termination Juno will refund to The Hartford any unearned portion of the Guaranteed Advertising Commitment (but not any Marketing Allowances or Ad Transmission Allowances), and The Hartford's only additional payments to Juno will be the Ongoing Royalties and One-Time Acquisition Fees earned prior to termination.

          (b) If The Hartford terminates this Agreement pursuant to this Section 10.2, then, (a), The Hartford will pay Juno the Guaranteed Advertising Commitment per Section 5.2 for all quarters remaining in the original [****] term, and such payments shall continue to be made on a quarterly basis, but The Hartford will have no obligation to continue paying the Marketing Allowance or Ad Transmission Allowance; (b) within thirty (30) days following such termination, The Hartford will continue to pay to Juno all One-Time Acquisition Fees that were earned prior to termination; (c) The Hartford will continue to pay to Juno all Ongoing Royalties contemplated under Section 5.3 (b); and (d) within thirty (30) days following such termination, The Hartford shall pay Juno for any Ad Bundles that have been developed, but for which Juno has not yet been actually paid, and any Ad Transmission Allowance costs which Juno has incurred but for which it has not been compensated .

     10.3. TERMINATION FOR CAUSE.

          (a) Either Party may terminate this Agreement upon thirty (30) days' written notice if the other Party materially breaches any of the terms of this Agreement provided, however, that this Agreement will not terminate if the non-terminating party has cured the breach within the thirty (30) day period.

          (b) Either Party may terminate this Agreement, effective immediately upon written notice, if: (i) all or a substantial portion of the assets of the other Party are transferred to an assignee for the benefit of creditors, to a receiver or trustee in bankruptcy; (ii) a proceeding is commenced by or against the other Party for relief under bankruptcy or similar laws and such

------------------
[****] Confidential treatment has been requested for this portion pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

proceeding is not dismissed within sixty (60) days; or (iii) the other Party is adjudged bankrupt or insolvent.


     10.4. POST TERMINATION MARKETING. In the event of termination of this Agreement, regardless of cause, Juno agrees that it will not allow a future personal lines insurance partner to advertise to the Juno Subscribers who have policies in force with The Hartford (and who signed up for at least one of those policies through a Co-Developed Program) for a minimum of [****] years after the date of termination or expiration. The Hartford may sell additional products to such Juno Subscribers at the request of such Juno Subscribers. Juno will receive any One-Time Acquisition Fees and Ongoing Royalties on such sales, as if they occurred prior to termination. The Hartford will provide to Juno quarterly a list of Juno Subscribers who have signed up for and/or cancelled policies with The Hartford.

11.  GENERAL.

     11.1. GOVERNING LAW; VENUE. This Agreement and its enforcement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts-of-law principles. Each party irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the federal courts situated in the State of New York in connection with any action arising under this Agreement.

     11.2. FORCE MAJEURE. Neither party shall be liable for failure to perform any obligation under this Agreement where such failure is due to fire, flood, labor dispute, natural calamity, or acts of the government or if such causes are otherwise beyond the control of such party.

     11.3. SEVERABILITY. If any provision of this Agreement is deemed by a court of competent jurisdiction to be unenforceable or contrary to any applicable law or regulation, such provision shall be enforced to the maximum extent permitted by law and to effect the parties' fundamental intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

     11.4. ASSIGNMENT. This Agreement is not assignable by either party without the prior written consent of the other party, except that this Agreement may be assigned by Juno to any of its now current direct or indirect general partners. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the Parties.

     11.5. NOTICES. Notices and other communications hereunder shall be sent to the parties at their respective addresses set forth beneath their signatures below or to such other address as a party shall notify the other in writing. Notices and communications shall be sent by overnight mail or facsimile transmission and shall be deemed delivered only when received by the intended recipient.

------------------
[****] Confidential treatment has been requested for this portion pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

     11.6. NO WAIVER. The failure of either Party to partially or fully exercise any right or the waiver by either Party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

     11.7. ENTIRE AGREEMENT. This Agreement, including the Attachment hereto, sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made except by a writing signed by the Party to be bound thereby or the successor or assign of such Party.

     11.8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     11.9. Non-Hiring or Solicitation of Employees. During the term of this Agreement and for a period of two (2) years following termination or expiration of this Agreement, neither Party shall solicit or offer employment to any employee of the other Party who was substantially involved in the Relationship between the Parties without the prior written consent of the other Party.

     11.10. SURVIVAL. The following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1 (DEFINITIONS); Section
3.3 (PUBLICITY; USE OF MARKS); Section 3.7 (CONFIDENTIALITY); Section 5.2 (MINIMUM PAYMENT FEE); Section 5.3 (VARIABLE PAYMENT FEE); Article 6 (PROPRIETARY RIGHTS); Article 7 (WARRANTIES); Article 8 (INDEMNIFICATION);
Article 9 (LIMITATION ON LIABILITY); Section 10.2 (TERMINATION WITHOUT CAUSE);
Section 10.4 (POST TERMINATION MARKETING); and this Article 11.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized signatories.


JUNO ONLINE SERVICES, L.P.


By: /s/ Charles Ardai
   -------------------------------



Title: President
      ----------------------------




THE HARTFORD FIRE INSURANCE COMPANY, on behalf of itself and its affiliated property/casualty insurance companies





By: /s/ The Hartford Fire Insurance Company
    ---------------------------------------

Title: President
      -----------------------------




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